Exhibit (c)(7)

The following exhibit has been edited solely to remove the actual names of the potential bidders.

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PRELIMINARY
DRAFT

Presentation to the Special Committee of the Board of RRR

Goldman, Sachs & Co.

30-July-2005

Table of Contents

I.	Executive Summary

II.	Standalone Valuation

III.	Strategic Alternative Analysis

IV.	Pricing Analysis

V.	SL Green Stock Currency Overview

VI.	Management Participation Overview

Appendix A: Current Proposals

Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

[LOGO]

I.                                         Executive Summary

Executive Summary

•                  Goldman Sachs and Citigroup ran a competitive sale process starting on July 14, 2006 where eight credible bidders were invited to participate and the Company received indications from interest from two other bidders. Six bidders signed confidentiality agreements and five bidders aggressively conducted due diligence over a two week period

•                  Given the heightened bidder interest in New York City assets, we examined the strategic alternative of selling only New York City assets and One Court Square and analyzing how such a restructuring would impact RRR on a going forward basis

•                  SL Green initially proposed a bid $42.50 per RRR share / unit, which was subsequently raised to $43.50, with $1.0 billion of consideration comprised of stock and the remainder to be paid in cash

•                  Represents a 10.5% premium to RRR’s Wall Street average NAV(1) and a 15.7% premium to Management’s NAV of approximately $37.59 per share

•                  Represents a 2.6% discount to 7/28/06 stock price but reflects a 3.9% premium to the estimated undisturbed price of $41.68 on 7/12/06(2) and a 5.2% premium to the 30 day average price of $41.37, as of 7/28/06(3)

•                  Represents an implied cap rate on the entire portfolio of 5.2% (with no transaction costs) and 5.0% (with $300mm of assumed transaction costs(4)) based upon 2007E pro rata NOI(5)

•                  We examined SL Green stock as a deal currency and analyzed the impact of price fluctuation in SL Green stock between signing and closing on the consideration received by RRR shareholders

•                  Bidders informed the Company that they had challenges in valuing certain assets. In response, Goldman Sachs and the Company offered bidders potential acquisition options by Management for those certain assets

•                  We also examined the valuations that Management has placed on certain assets and how that compares to the RRR Net Asset Value. We performed a market check on those asset valuations to determine whether any other process participants would pay a higher valuation than the offer provided by SL Green

(1)       Source:  SNL Datasource and Green Street Advisors. Excludes Bank of America 7/28/06 updated NAV estimate on the basis that it may reflect significant merger take-out expectations

(2)       Source:  Factset. Assumes undisturbed price of $41.86 as of 7/12/06, the day before mention of a possible RRR acquisition on Kramer’s “Mad Money” program

(3)       Source:  Factset

(4)       Transaction costs estimates per Management, except debt defeasance costs, which are as per Goldman Sachs

(5)       Per Management

Comparison of Selected US Office REITs

Sorted by 2006E FFO Multiple

($ in millions, except per share data)

	Closing	% of 52		Total					FFO
	Price	Week	Dividend	Market	Enterprise	Net Debt +	FFO Multiples(1)		Growth
	07/28/06	High	Yield	Cap	Value (EV)	Preferred / EV	2006E	2007E	‘06E-’07E
SL Green Realty	113.80	99.7%	2.1%	$5,166	$8,250	37.0%	24.7 x	22.7 x	8.9%
Boston Properties	97.91	100.0	2.8	13,155	18,217	27.8	23.3	22.2	4.6
Corporate Office Properties	44.80	97.8	2.5	2,183	3,783	42.3	21.9	19.4	12.7
Kilroy Realty Corp.	73.37	94.4	2.9	2,398	3,518	31.8	21.0	21.3	(1.4)
Vornado	105.10	100.0	3.0	16,464	26,485	37.8	20.3	19.4	4.4
Cousins Properties	31.34	92.2	4.7	1,590	2,504	35.5	20.2	17.3	16.8
RRR	44.68	96.9	3.8	3,854	6,224	33.8	19.0	16.7	13.8
Alexandria Real Estate	95.10	98.0	2.9	2,167	3,915	44.1	18.4	16.9	9.1
Brookfield Realty	33.74	98.8	2.3	7,807	14,641	46.3	17.9	16.5	7.9
RRR (Undisturbed)(2)	41.86	90.8	4.1	3,611	5,980	35.2	17.8	15.6	13.8
Washington REIT	37.79	97.1	4.4	1,594	2,341	31.8	17.7	16.3	9.2
Equity Office Properties	38.17	100.0	3.5	15,589	31,435	46.0	17.2	16.2	5.9
Maguire Properties	37.95	100.0	4.2	2,038	4,971	59.0	17.0	15.2	11.9
Biomed Realty Trust Inc.	29.65	96.4	3.9	1,741	1,980	12.1	16.8	14.7	14.8
Crescent Real Estate Equities In	19.76	91.5	7.6	2,462	5,711	56.0	15.3	11.7	31.4
Liberty Property	46.92	95.8	5.2	4,332	6,747	35.8	14.9	14.3	4.4
Glenborough Realty Trust	22.42	98.7	4.9	787	1,664	52.7	14.0	13.2	6.2
Mack-Cali Realty	48.65	100.0	5.2	3,784	5,964	36.5	13.5	13.6	(1.0)
Mission West	10.50	88.2	6.1	1,098	1,423	22.8	13.1	18.3	(28.1)
Brandywine Realty	32.14	98.3	5.5	3,054	6,123	50.1	12.8	12.2	4.8
Parkway Properties	46.13	86.1	5.6	654	1,421	53.3	11.3	11.3	0.2
American Financial Realty Trust	11.84	80.2	9.1	1,574	4,563	65.5	8.9	11.3	(21.1)
High		100.0%	9.1%	$16,464	$31,435	65.5%	24.7 x	22.7 x	31.4%
Mean		95.7%	4.4%	$4,452	$7,709	40.9%	17.1 x	16.2 x	5.5%
Median		97.8%	4.2%	$2,398	$4,971	37.8%	17.2 x	16.3 x	6.2%
Low		80.2%	2.1%	$654	$1,421	12.1%	8.9 x	11.3 x	(28.1)%

Source: Latest publicly available financial statements

(1)       All projected FFO estimates have been calendarized. FFO numbers based on IBES median estimates(including RRR)

(2)       Estimated undisturbed price as of July 12, 2006

RRR Price / Volume
Since 7/10/06

[CHART]

Source:  Factset

Total Stock Return

Since 7/10/06

[CHART]

Source:  Factset

Note:  Total returns include dividends. Comparable Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Historical Forward FFO Multiples

Comparable Office REITs

[CHART]

(1)       Source : Factset, IBES Consensus estimates

II.                                     Standalone Valuation

Preliminary Valuation Overview

Summary

In conducting our preliminary valuation analysis, we utilized the following methodologies, based upon Management projections:

•                  Management Net Asset Value Analysis

•                  Wall Street Consensus Net Asset Value Analysis

•                  Trading FFO Multiples Analysis

•                  Three-Year Discounted Cash Flow Analysis

•                  Five-Year Discounted Cash Flow Analysis

Management NAV Analysis

Note:  Pro Forma for Sale of Tranche III to LPT

($ and SF in millions, except per share and per SF amounts)

					Pro Rata
				Pro Rata	Share of	Implied
		Current	Pro Rata	Share of	Capitalized	Cap
State	Asset Pool	Ownership	Sq. Ft.	2007E NOI (1)	NOI (1)(2)	Rate (1)	Value PSF	Value
Connecticut	Strategic	87.6%	1.1	$18.6	$18.8	6.25%	$271.1	$300.2
	A-LPT	25.0	0.2	2.1	2.5	8.27	180.3	30.7
Long Island	Strategic	90.2	2.9	45.3	43.8	6.64	230.9	660.2
	Core Plus	100.0	0.7	9.8	10.7	7.40	201.2	144.1
	A-LPT	25.0	0.3	4.6	4.2	6.62	196.2	63.2
New Jersey	Strategic	88.3	0.9	20.6	22.7	6.11	396.6	371.2
	Core Plus	100.0	1.4	16.9	16.8	6.75	175.8	248.4
	A-LPT	25.0	0.1	1.9	1.9	7.84	180.8	23.7
New York		69.9	3.8	102.4	105.8	5.33	517.5	1,986.5
Westchester	Strategic	100.0	1.8	28.9	30.8	6.29	271.6	490.1
	Core Plus	94.7	1.8	23.2	28.2	6.43	238.9	439.1
	A-LPT	25.0	0.2	3.1	3.1	8.25	179.0	37.1
GROSS REAL ESTATE VALUE		76.0%	15.3	$277.3	$289.2	6.03%	$312.5	$4,794.4
Development Properties (3), (4)								$198.3
Investments in RSVP								55.2
Investment in JVs								5.0
Investments in Notes Receivable								169.0
Cash and Cash Equivalents (5)								52.7
Other Assets(6)								75.3
Value of Australia LPT Management								11.0
Total Other Assets								$566.5
GROSS ASSET VALUE								$5,360.9
Pro Rata Consolidated Debt								$1,729.4
Unconsol. JV Debt (pro rata share)								181.5
Preferred Stock (@ liquidation)								1.2
Other Liabilities								185.0
TOTAL LIABILITIES (7)								$2,097.1
NET ASSET VALUE								$3,263.8
Diluted Shares and Units Outstanding								86.8
NET ASSET VALUE PER SHARE								$37.59

Footnotes

Note: Reflects Tranche III assets at 25% ownership interest and TIAA JV assets at current ownership interest (51%)

(1)       Per Management estimates

(2)       Represents NOI for year in which property achieves stabilization, per Management estimates

(3)       Assumes a multiple of 1.25x cost, except for Giralda Farms - Chatham, which is valued at 2.00x cost

(4)       Represents the NPV of the 3 active development properties (7 Landmark Square, University Square and 103 Corporate Drive) at a discount rate of 15.0% per Management estimates. Reckson Executive Park 7, 4 Giralda Farms - Madison and 11 Giralda Farms - Chatham are valued at $60.00 PSF per Management estimates

(5)       3/31/06 cash balance adjusted for the sale of 75% interest in Tranche III assets to AUS LPT for net proceeds of $36.2mm, net cash outflows of $18.4mm related to development projects during the remainder of 2006 and $7.8 mm of other estimated transaction related disbursements

(6)       Reflects reduction in other assets of $88.0mm related to cash used to reduce the line of credit balance at 3/31/06 from $180.0mm to $92.0mm. Other assets is also reduced by non cash items totaling $46.0mm per Management estimates

(7)       Includes pro rata share of consolidated and unconsolidated mortgage debt, unsecured debt, convertible debentures, and line of credit totaling $1,910.9 mm. Also includes preferred stock of $1.2mm and Other Liabilities consisting of accrued expenses, deferred revenue and dividends payable totaling $185.0mm

Summary of Research Analysts’ Ratings

		NAV
			Premium / (Discount) to	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Share Price	FFO	FFO	Date

Green Street Advisors	Sell	$40.00	11.7%	$39.65	$2.52	$2.73	7/19/06

Deutsche Bank Securities	Buy	—	—	46.00	2.40	2.70	7/26/06

Banc of America Securities	Buy	47.48	-5.9%	45.00	2.37	2.64	7/28/06

RBC Capital Markets	Buy	40.00	11.7%	42.00	2.37	2.71	7/27/06

J.P. Morgan Securities Inc.	Buy	—	—	—	2.35	2.62	7/24/06

Goldman, Sachs & Co.	Hold	—	—	—	2.34	2.72	5/5/06

Merrill Lynch & Co.	Hold	38.00	17.6%	—	2.27	2.70	5/4/06

Citigroup Investment Research	Sell	39.99	11.7%	—	2.25	2.60	7/24/06

Stifel Nicolaus & Co.	Buy	38.76	15.3%	—	2.24	2.64	6/12/06

Average / Consensus		$40.71	9.8%	$43.16	$2.35	$2.67
Average / Consensus excluding Bank of America estimates		$39.35	13.5%	$42.55	$2.34	$2.68

Source: As per SNL DataSource as per 7/28/06 and Green Street Advisors. Bank of America is excluded from the second mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

Management’s Financial Projections

Funds from Operations & Dividends

	2006	2007	2008	2009
FFO Per Share	$2.37	$2.61	$2.75	$2.97
% Growth	—	10.1%	5.4%	8.0%
Dividend Per Share	$1.70	$1.70	$1.77	$1.84
% Growth	—	0.0%	4.0%	4.0%

Sourc:  Mangement

Trading FFO Multiple Sensitivity

Based Upon Management Projections – Values Not Discounted to Present

	FFO / Share(1)
Multiple of FFO / Share	2006E	2007E	2008E	2009E	2010E	2011E
	$2.37	$2.61	$2.75	$2.97	$3.12	$3.27
12.0 x	28.44	31.32	33.00	35.64	37.42	39.29
13.0 x	30.81	33.93	35.75	38.61	40.54	42.57
14.0 x	33.18	36.54	38.50	41.58	43.66	45.84
15.0 x	35.55	39.15	41.25	44.55	46.78	49.12
16.0 x	37.92	41.76	44.00	47.52	49.90	52.39
17.0 x	40.29	44.37	46.75	50.49	53.01	55.67

•                  RRR has historically traded at an average multiple of 13.0x over the prior three year period(2)

•                  RRR trades at an undisturbed multiple of 17.8x 2006E FFO and 15.6x 2007E FFO(3)

•                  Comparable east coast Office REIT’s(4) have historically traded at an 11.5x forward multiple over the prior five year period

•                  The current median US Office REIT 2006E FFO multiple is 17.2x and 2007E FFO multiple is 16.3x(5)

(1)       Source:  FFO projections through 2009 as per Company management (excludes LTIP Special Out-performance Award). For 2010 and 2011, FFO has been grown at an assumed 5.0%, per Management

(2)       Based upon historical 3 year average multiple over the period Q2 2003 to Q2 2006

(3)       Estimated undisturbed price as of July 12, 2006

(4)       Comparable east coast Office REITs include SLG, OFC, RA, EOP, CLI, VNO & BDN. Historical pricing per Factset

(5)       Source: Factset

Discounted Cash Flow Analysis

3-Year – Based Upon Management Projections

Three-Year Discounted Cash Flow to Investors	2007	2008	2009
Projected Dividends / Share(1)	$1.70	$1.77	$1.84
2009E FFO / Share(2)			2.97
Residual Implied Per Share Value at Reckson’s Undisturbed 2007E Multiple (15.6x)(3)			46.33
Present Implied Per Share Value @ 9% discount rate	$1.56	$1.49	$37.20
Implied Value Per Share(4)	$40.24

	Discount Rate
Multiple of 2009E FFO / Share	7.0%	8.0%	9.0%	10.0%	11.0%
12.0 x	$33.72	$32.84	$31.99	$31.16	$30.37
13.0 x	36.15	35.20	34.28	33.39	32.54
14.0 x	38.57	37.56	36.57	35.63	34.71
15.0 x	41.00	39.91	38.87	37.86	36.88
16.0 x	43.42	42.27	41.16	40.09	39.06
17.0 x	45.85	44.63	43.45	42.32	41.23

(1)       Source:  Management. Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)

(2)       Source:  Management. Excludes recognition of LTIP Special Out-performance Award

(3)       Estimated undisturbed price as of July 12, 2006

(4)       Assumes discounting using a 9.0% discount rate per Management and based upon precedent transactions. Model discounts to 12/31/06

Discounted Cash Flow Analysis

5-Year – Based Upon Management Projections

Five-Year Discounted Cash Flow to Investors	2007	2008	2009	2010	2011
Projected Dividends / Share(1)	$1.70	$1.77	$1.84	$1.91	$1.99
2011E FFO / Share(2)					3.27
Residual Implied Per Share Value at Reckson’s Undisturbed 2007E Multiple (15.6x)(3)					51.08
Present Implied Per Share Value @ 9% discount rate	$1.56	$1.49	$1.42	$1.35	$34.49
Implied Value Per Share(4)	$40.31

	Discount Rate
Multiple of 2011E FFO / Share	7.0%	8.0%	9.0%	10.0%	11.0%
12.0 x	$35.52	$34.05	$32.65	$31.32	$30.07
13.0 x	37.86	36.28	34.78	33.36	32.01
14.0 x	40.19	38.50	36.91	35.39	33.95
15.0 x	42.53	40.73	39.03	37.42	35.90
16.0 x	44.86	42.96	41.16	39.46	37.84
17.0 x	47.20	45.19	43.29	41.49	39.78

(1)       Source:  Management. Assumes a 4.0% dividend growth rate per year, starting in 2008 (per Management)

(2)       Source:  Company management. Excludes recognition of LTIP Special Out-performance Award. FFO projections beyond 2009 estimated by applying a 5.0% growth, per Management

(3)       Undisturbed price as of July 12, 2006

(4)       Assumes discounting using a 9.0% discount rate per Management and based upon precedent transactions. Model discounts to 12/31/06

Historical Stock Trading Information

RRR

[CHART]

Source:  Factset. Estimated undisturbed price as of 7/12/06

Shares Traded at Various Prices

RRR Stock Price – March 29, 2006
RRR Stock Price – One Year	(52 Week High) to Current

[CHART]	[CHART]

Source: Factset

III.                                 Strategic Alternative Analysis

Executive Summary

We have been asked to analyze the impact on shareholder value of restructuring RRR by selling New York City and One Court assets with the Company emerging as a suburban-focused company

•                       Execution of portfolio repositioning involves the following steps

•                       Liquidate all New York City and One Court assets

•                       Reinvest proceeds in three potential uses

•                      Capital redeployment in tri-state suburban office market

•                      Special dividend

•                      Share repurchase

•                       Manage headcount to bring G&A in line with reduced footprint

•                       Benefits of creating a suburban-focused company include

•                       Monetizes midtown Manhattan office assets at historically low cap rates, which are driven by significant market demand and supply constraints

•                       Preserves RRR as a going concern and may preserve potential upside for shareholders

•                       Provides substantial capital to re-deploy or return to shareholders

Issues to Consider

•                  Total value loss from selling costs(1)

•                  Value loss to shareholders due to the potential triggering of capital gain taxes at the shareholder level(2)

•                  Corporate morale and employee efficiency could be impacted

•                  Challenges in retaining and attracting talented people

•                  Feasibility of re-investing proceeds into quality assets in the tri-state suburban office market

•                  Potential dilutive impact on earnings

•                  Friction costs

•                  Potential time lag between realizing proceeds and reinvestment (additional cap rate risk)

•                  Market perception of NewCo

•                  Risk of FFO multiple compression with the shift to a suburban-focused strategy

•                  Significant fixed costs associated with public company reporting and legal requirement

(1)       As per Goldman Sachs estimates:  1.0% selling costs for New York City Assets. Assumes payment of transfer taxes by buyer (approx 3.0% of sale price)

(2)       Approx. $250.0mm to $280.0mm of capital gains taxes may be triggered based upon a tax basis in NYC/One Court of $1.1 bn (per Company) and assumes a blended 20.0% capital gains tax rate (15.0% federal and blended 5.0% state)

Geographical Distribution

($ and SF in millions)

Current Geographic Mix (By Value)(1)

[CHART]

Total Estimated Value: $5.0 - $5.5 billion

NewCo: Suburban Markets

Total Pro Rata Sq. Feet	11.5 mm

Estimated Market Value(2)	Approximately $2,700

% of Total Value(2)	49.9%

% of Pro Rata 2007E NOI(3)	60.7%

Implied 2007E Cap Rate(3)	Approximately 6.4%

Implied Value per Pro Rata SF(2)	Approximately $235

Source:  Management estimates

(1)       Based upon Management estimates

(2)       Based off of indications of value from bidders and Management

(3)       Based upon Management estimates

Restructuring Cost Overview

Transaction Costs to Sell New York City / One Court

Gross Asset Value (NYC & One Court) $2.4 billion - $2.6 billion

LESS:	Asset Sale Transaction Costs (1.0%)(1) $25 million - $26 million

LESS:	Shareholder Tax Costs (Assumes no 1031 Exchanges)(1) $250 million - $280 million

Restructuring Costs: $275 million – $305 million
Approx. $3.15 to $3.50 per share

(1)       Asset Sale costs of 1.0% of gross real estate value are as per Goldman Sachs estimates. Assumes buyer’s payment of real estate transfer taxes. Estimated tax costs based upon approximate tax basis of $1.1bn in New York City and One Court (per Company) and a blended capital gains rate of 20% (15% federal income tax rate and 5% blended state rate)

NewCo:  Comparable Companies

Suburban versus New York Assets

($ in millions)

	Closing	% of 52								FFO
	Price	Week	Dividend	Enterprise	Net Debt +	FFO Multiples(1)				Growth
	07/28/06	High	Yield	Value (EV)	Preferred / EV	2006E		2007E		‘06E-’07E
New York Comparables
SL Green Realty	$113.80	99.7%	2.1%	$8,250	37.0%	24.7	x	22.7	x	8.9%
Boston Properties	97.91	100.0	2.8	18,217	27.8	23.3		22.2		4.6
Vornado	105.10	100.0	3.0	26,485	37.8	20.3		19.4		4.4
Brookfield Realty	33.74	98.8	2.3	14,641	46.3	17.9		16.5		7.9
Equity Office Properties	38.17	100.0	3.5	31,435	46.0	17.2		16.2		5.9
High		100.0%	3.5%	$31,435	46.3%	24.7	x	22.7	x	8.9%
Mean		99.7%	2.7%	$19,806	39.0%	20.7	x	19.4	x	6.4%
Median		100.0%	2.8%	$18,217	37.8%	20.3	x	19.4	x	5.9%
Low		98.8%	2.1%	$8,250	27.8%	17.2	x	16.2	x	4.4%
Suburban Comparables
Corporate Office Properties	$44.80	97.8%	2.5%	$3,783	42.3%	21.9	x	19.4	x	12.7%
Liberty Property	46.92	95.8	5.2	6,747	35.8	14.9		14.3		4.4
Glenborough Realty Trust	22.42	98.7	4.9	1,664	52.7	14.0		13.2		6.2
Mack-Cali Realty	48.65	100.0	5.2	5,964	36.5	13.5		13.6		(1.0)
Mission West	10.50	88.2	6.1	1,423	22.8	13.1		18.3		(28.1)
Brandywine Realty	32.14	98.3	5.5	6,123	50.1	12.8		12.2		4.8
Parkway Properties	46.13	86.1	5.6	1,421	53.3	11.3		11.3		0.2
High		100.0%	6.1%	$6,747	53.3%	21.9	x	19.4	x	12.7%
Mean		95.0%	5.0%	$3,875	41.9%	14.5	x	14.6	x	(0.1)%
Median		97.8%	5.2%	$3,783	42.3%	13.5	x	13.6	x	4.4%
Low		86.1%	2.5%	$1,421	22.8%	11.3	x	11.3	x	(28.1)%

Source: Latest publicly available financial statements

(1)       All projected FFO estimates have been calendarized. FFO numbers based on IBES median estimates

Use of Proceeds

Net Sale Proceeds

Redeployment of Capital in Suburban Assets

•                  Difficult to deploy significant capital into high-quality suburban office assets in short time period (i.e. 1031 rules)

•                  Historically low cap rate environment

•                  Additional transaction costs in acquiring new assets

Share Buyback

•                  Taxable to RRR shareholder who sell shares in a buyback

•                  Historical liquidity in stock will make acquiring a significant number of shares challenging

•                  REIT tax rules can make significant share buybacks impractical

Special Dividend

•                  Taxable event for all RRR shareholders

Conclusion

Restructuring RRR to emerge as a tri-state-focused suburban office REIT would significantly alter the perception of the company and would involve significant transaction costs. In addition, the following benefits and issues should be considered:

Benefits	Issues

•                  Liquidation of New York City & One Court assets at historically low cap rates

•                  Preserves the Company and minimizes disruption to other aspects of RRR platform:

•                  Australian LPT

•                  Development partners

•                  Tenants

•                  Potentially less employee headcount reduction than a take-private or sale to a public company

•                  Provides substantial capital to re-deploy or return to shareholders

•                  Friction Costs

•                  Challenges of deploying sale proceeds in a tax and returns-efficient manner

•                  Feasibility of redeploying proceeds into high quality tri-state suburban assets in a short period of time

•                  Additional cap rate risk during redeployment period

•                  Pro forma leverage levels

•                  Corporate morale and employee efficiency may suffer as a result of layoffs

•                  Difficulty in retaining and attracting talented employees as pro forma company would likely have a smaller footprint

•                  Potentially higher borrowing costs (potential downgrade by rating agencies due to reduced sized and decreased geographic and tenant diversity)

IV.                                Pricing Analysis

Pricing Analysis

Summary

In addition to the standalone value analysis, the Committee should also consider the following to understand at what price a potential buyer would consider paying for the Company:

•                  Premium Analysis

•                  Implied Cap Rate by Market Analysis

•                  Comparable Transactions Analysis

•                  Other Comparable Negative Premium Situations

Transaction Premium Analysis

Proposed	Proposed
Current	Transaction	Undisturbed	Transaction
(7/28/06)(1)	$43.50	(7/12/06)(2)	$43.50
Stock Price	$44.68	-2.6%	$41.86	3.9%
30-Day Average	41.37	5.2%	39.95	8.9%
90-Day Average	40.98	6.2%	41.15	5.7%
180-Day Average	40.07	8.6%	39.55	10.0%
One-Year Average	38.11	14.2%	37.68	15.4%

Street Average NAV(3)	$40.71	6.9%	$39.00	11.5%
Street Average NAV(3) excluding Bank of America estimates	39.35	10.5%	38.94	11.7%
Green Street NAV	40.00	8.7%	39.00	11.5%

RRR Management NAV	$37.59	15.7%	$37.59	15.7%

RRR 2007E FFO Multiple(4)	17.1	x	16.7	x	16.0	x	16.7	x
Mean 2007E FFO Multiple (Office REIT Index)(5)	17.1	x	15.6	x

(1)       Based on closing price of $44.68 as of July 28, 2006

(2)       Assumes undisturbed date as of July 12, 2006 - $41.86 per share

(3)       Street NAV as of July 7, 2006

(4)       Based on management estimate for 2007 FFO / share of $2.61

(5)       Mean 2007E undisturbed FFO multiple as of July 7, 2006

Estimated Transaction Pricing Metrics

Assumes $43.50 per RRR Share

($ and SF in millions)

				Estimatd Real Estate Value				2007E Cap Rate		2008E Cap Rate
				Estimated			PSF with
	Pro Rata	Pro Rata	Pro Rata	RE Value	Transaction	Adjusted	Trans.
Location	Sq. Ft.(1)	2007E NOI (1)	2008E NOI (1)	Pre Costs	Costs(2)	RE Value	Cost	No Trans	W Trans.	No Trans	W Trans.

Connecticut(3)	1.11	$16.5	$18.8	$300.0	$15.6	$315.6	$285.0	5.49%	5.22%	6.28%	5.97%

Long Island(4)	3.58	52.8	56.5	870.0	45.2	915.2	256.0	6.07	5.77	6.49	6.17

New York City (exclusive of One Court Square)	3.42	98.1	115.3	2,350.0	122.1	2,472.1	723.3	4.18	3.97	4.91	4.66

One Court Square(5)	0.42	9.2	9.3	180.0	9.4	189.4	450.3	5.10	4.85	5.15	4.89

New Jersey(4)	2.35	34.8	44.2	570.0	29.6	599.6	255.3	6.11	5.80	7.76	7.38

Eastridge(4)	1.44	15.5	22.7	265.0	13.8	278.8	193.5	5.86	5.57	8.56	8.14

Westchester (Less Eastridge)(3)	2.20	35.1	39.5	520.9	27.1	548.0	248.9	6.73	6.40	7.58	7.21

RA AU-LPT(4)	0.82	10.9	11.8	153.2	8.0	161.1	195.4	7.13	6.77	7.73	7.34

Total and Weighted Average	15.34	$272.9	$318.2	$5,209.1	$270.7	$5,479.7	$357.3	5.24%	4.98%	6.11%	5.81%
Other Assets per Management NAV(6)				$566.5	$29.4	$595.9

Total Gross Asset Value				$5,775.6	$300.1	$6,075.7

Note: Reflects Tranche III assets at 25% ownership interest and TIAA JV assets at 51.0% ownership

(1)       Per Management estimates

(2)       Estimated Transaction Costs as per Management, except debt defeasance costs which are as per Goldman Sachs estimates

(3)       RE value in Connecticut per Goldman Sachs estimates based upon indications of value from bidders. Westchester (Less Eastridge) allocated pro rata based on implied RE value at $43.50 per share and indications of value on all other segments

(4)       Per Management’s proposed valuation

(5)       New York City and One Court value based off of indications of value from bidders

(6)       Please refer to Management NAV and detailed footnotes on value of other assets

Recent REIT Transactions

										AMLI
		Pan Pacific				Bedford		Town &	Centerpoint	Residential
	Bid at	Retail	Heritage	Trizec	CarrAmerica	Property		Country	Properties	Properties	CRT
	$43.50	Properties	Properties	Properties	Realty	Investors	Arden Realty	Trust(1)	Trust	Trust	Properties

Announcement Date		7/10/2006	7/10/2006	6/5/2006	3/6/2006	2/10/2006	12/22/2005	12/19/2005	12/7/2005	10/24/2005	6/17/2005

Premium on Announcement(2)	-2.6%	0.0%	3.3%	17.9%	8.9%	10.5%	-3.7%	35.1%	9.6%	20.7%	15.4%

Premium to 30-day Average(2)	5.2%	3.7%	7.2%	21.1%	17.3%	18.2%	-1.3%	35.1%	10.0%	19.9%	19.4%

Premium to 90-day Average(2)	6.2%	4.6%	0.3%	19.3%	25.3%	19.0%	7.9%	40.1%	15.3%	20.1%	22.7%

Premium to 52-Week High(2)	-6.2%	-5.1%	-10.2%	10.1%	7.9%	9.9%	-4.0%	31.4%	0.1%	13.0%	15.4%

Premium to Street Average NAV(3)	6.9%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Street Average NAV (Excluding 7/28/06 BOA Report)(3)	10.5%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Green Street NAV(4)	8.7%	3.6%	-6.8%	7.4%	11.2%	NA	10.4%	24.7%	57.2%	2.0%	NA

Implied Forward FFO Multiple(5)	18.4 x	17.5 x	13.3 x	17.7 x	17.0 x	17.3 x	17.7 x	21.0 x	17.9 x	17.9 x	13.6 x

Implied Nominal Cap Rate(6)	5.2%	NA	NA	5.6%	6.2%	6.4%	6.0%	NA	NM	6.0%	7.8%

(1)       Town and Country premiums based on final purchase price

(2)       Source: FactSet. RRR data based on closing prices on July 28, 2006

(3)       Source: SNL DataSource & Green Street Advisors as of 7/28/06. Bank of America is excluded from the second NAV mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

(4)       Per Green Street Advisors research reports

(5)       Based on IBES median forward FFO estimates at the time of announcement, except RRR 2006E FFO which is as per Management

(6)       As per Green Street Research Report, except Bid at $43.50, which is based upon Management 2007E NOI estimate

Comparable Office REIT Transactions

	RRR	Trizec	CarrAmerica	Arden
Announcement Date	TBD	6/5/06	3/6/06	12/22/05
Markets(1)	NYC: 49% Long Island: 17% Westchester:15% New Jersey: 11% Connecticut: 6% Other: 2%	New York: 18% Los Angeles: 14% Washington D.C.: 13% Other: 55%	Washington D.C.:23% Northern California: 23% Southern California: 15% Other: 39%	Southern California: 100%
Implied Cap Rate	5.2%	5.6%	6.2%	6.0%
Price PSF(2)	$340	$251	NA	$255
Consideration	25% Stock / 75% Cash	100% Cash	100% Cash	100%
Buyer	TBD	Brookfield / Blackstone	Blackstone	GECC

(1)       RRR market distribution based on pro rata share of value. Trizec, CarrAmerica and Arden market distributions based off of pro rata share of SF

(2)       Per Green Street Advisors. RRR price PSF per management NAV and represents PSF without allocation of estimated transaction expenses

Negative Premium on Announcement Transactions(1)

US Targets with Transaction Value Greater Than $1.0 bn

					Closing Price
				Acquisition	One Day Prior
Date			Transaction	Price Per	to
Announced	Target Name	Acquiror Name	Value ($mm)	Share	Announcement	Discount
7/16/2001	Expedia Inc	USA Networks Inc	$1,372.0	$39.54	$48.70	(18.8)%
7/13/2004	National Processing Inc	Bank of America Corp	1,135.9	26.60	29.40	(9.5)
10/4/2002	JDN Realty Corp	Developers Diversified Realty	1,041.8	11.11	12.13	(8.4)
1/29/2001	Dallas-Semiconductor Corp	Maxim Integrated Products Inc.	1,368.1	24.88	26.81	(7.2)
10/3/2005	Dex Media Inc.	RH Donnelley Corp.	9,669.7	27.58	28.90	(4.6)
5/4/2004	Evergreen Resources Inc.	Pioneer Natural Resources Co.	2,043.1	39.00	40.63	(4.0)
12/22/2005	Arden Realty Inc.	GE Capital Real Estate	4,633.9	45.25	46.99	(3.7)
4/1/2002	Trendwest Resorts	Cendant Corp	1,008.2	23.34	24.02	(2.8)
6/27/2003	Roslyn Bancorp Inc.	New York Community Bancorp	1,614.4	20.33	20.85	(2.5)
1/23/2004	Union Planters Corp.	Regions Financial Corp.	5,846.1	30.58	31.36	(2.5)
5/25/2006	AmSouth Bancorp	Regions Financial Corp.	10,020.8	28.33	28.90	(2.0)
11/17/2003	Travelers Ppty Casualty Corp.	St Paul Cos Inc.	16,136.1	15.94	16.03	(0.6)
11/18/2001	Conoco Inc.	Phillips Petroleum Co Inc.	24,785.5	24.24	24.30	(0.3)

				High		(18.8)%
				Low		(0.3)
				Mean		(5.1)

(1)       Source: SDC as of July 27, 2006. Represents deals wherein a target is domiciled in the US, and Transaction Value is greater than $1.0 bn

Comparative Case Study: Impact of Merger Speculation

Arden Realty – Announced 12/22/05

ARI: 9/30/05 to 12/20/05	RA: 7/13/06 to 7/28/06(1)

[CHART]	[CHART]

• Discount to 1 Day Prior to Announcement: (3.7%) • Premium from Undisturbed Price (09/29/2005)(2): 12.0% • Stock Ramp Up from 09/30/2005 to 1 Day Prior: 13.5%	• Discount to 1 Day Prior to Announcement: (2.1%) • Premium from Undisturbed Price (07/12/2006)(3): 3.9% • Stock Ramp Up from 7/13/2006 to 1 Day Prior: 8.9%

(1)       Source: Factset

(2)       Represents intraday price on 7/28/06

(3)       Based upon 9/30/05 Green Street Advisors research report released on potential Arden transaction

V.                                    SL Green Stock Currency Overview

SL Green Summary

SLG

•                 Strategic Rationale:  Taking SLG stock would increase RRR shareholders’ exposure to the high-demand Midtown market.

•                 According to Green Street Advisors, Midtown conditions are “near perfect” and are expected to be over the next 12-24 months because of “limited new construction, voracious tenant demand, and the ‘need’ for certain tenants to be located in Midtown no matter what the rent.”(2)

•                 Increasing exposure to Midtown Manhattan could increase tenant synergies with key RRR suburban markets

•                 RRR shareholders would have a meaningful ownership interest in NewCo due to SLG’s enterprise value ($8.3 bn)

•                 Consideration:  Increases exposure to a single office market, which could have an increased impact on RRR shareholders should Midtown office conditions deteriorate

•                 Trading summary:

•                 Currently trades at 24.7x 2006E FFO and 22.7x 2007E FFO (vs. peer group at 17.2x 2006E FFO and 16.3x 2007E FFO)(3)

•                 Trading at a 12.0% premium to Wall Street consensus NAV of $101.57(4)

•                 Wall Street analysts have a mean target share price of $116.23 with a mixture of “Buy” and “Hold” ratings

•                 YTD total return of 50.7%, which compares to 26.7% for RRR, 18.2% for the MSCI REIT Index and 24.7% for a index of comparable office REITs(5)

SL Green Geographic Concentration(1)

[CHART]

Pro Forma Geographic Concentration

[CHART]

(1)       Geographic Concentration by 2007E NLI. SLG per IBES Consensus, RA per Management

(2)       Green Street Research: July 26, 2006 note on SL Green

(3)       Source: Factset

(4)       Source: SNL Datasource, Factset.

(5)       Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

SLG Stock Sensitivity Analysis(1)

SL Green

Total Consideration per RRR Share at Closing
Transaction Price at Signing
Assumed Movement in SLG Stock Price	$43.50

-30.0%	$40.02
-20.0%	41.18
-10.0%	42.34
0.0%	43.50
10.0%	44.66
20.0%	45.82
30.0%	46.98

Premium to Street Average NAV at Closing(2)
Transaction Price at Signing
Assumed Movement in SLG Stock Price	$43.50

-30.0%	1.7%
-20.0%	4.7%
-10.0%	7.6%
0.0%	10.5%
10.0%	13.5%
20.0%	16.4%
30.0%	19.4%

(1)  Note: Assumes consideration of $1.0 bn of SLG stock and the remainder of the consideration of cash

(2)  Source: SNL Datasource and Green Street Advisors. Based upon Wall Street Equity Analyst average NAV of $39.35 per share, as of 7/28/06. Bank of America is excluded from this mean calculation due to the significant increase in Bank of America’s NAV calculation from $39.25 on 5/5/06 (per SNL Datasource) to $47.48 on 7/28/06 (per SNL Datasource), which accompanied a research piece regarding rumors of a sale of RRR

Annualized Total Returns(1)

RRR vs. Comparables

Periods Ending 7/28/06

[CHART]

(1)  Source: Factset. Includes reinvestment of dividends

(2)  Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

Summary of Research Analysts’ Ratings

SLG

		NAV
			Premium / (Discount) to	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Share Price	FFO	FFO	Date
Merrill Lynch & Co.	Buy	$117.97	-3.5%	$125.00	$4.63	$5.57	7/25/06
Goldman Sachs	Buy	—	—	125.00	4.63	5.05	7/26/06
Deutsche Bank Securities	Hold	—	—	—	4.61	4.85	7/26/06
Banc of America Securities	Buy	122.28	-6.9%	118.00	4.60	5.03	7/26/06
Stifel Nicolaus & Co.	Buy	110.17	3.3%	123.00	4.60	5.00	7/26/06
Wachovia Securities LLC	Hold	90.84	25.3%	110.00	4.60	5.02	7/25/06
Citigroup	Buy	88.65	28.4%	101.00	4.60	5.00	7/26/06
UBS Securities LLC	Hold	92.73	22.7%	115.00	4.59	4.98	7/11/06
A.G. Edwards Inc.	Hold	86.67	31.3%	—	4.55	4.98	4/26/06
J.P. Morgan Securities Inc.	Buy	—	—	—	4.55	5.10	7/25/06
Raymond James Financial Inc.	Buy	99.35	14.5%	120.00	4.55	5.03	7/26/06
RBC Capital Markets	Hold	104.00	9.4%	107.00	4.53	4.89	7/26/06
Green Street Advisors	Hold	103.00	10.5%	118.34	4.55	5.43	7/26/06
Average / Consensus		$101.57	12.0%	$116.23	$4.58	$5.07

Source: As per SNL DataSource and Green Street Advisors as of July 28, 2006

Shareholder Information

SLG

Top 10 Institutional Buyers

Rank	Investor Name	Current Position
1	ABP Investments U.S., Inc.	2,466,500
2	EARNEST Partners, LLC	2,245,189
3	Vanguard Group, Inc.	2,204,438
4	Barclays Global Investors, N.A.	2,003,555
5	ING Clarion Real Estate Securities	1,861,267
6	INVESCO Capital Management Inc.	1,535,645
7	Davis Selected Advisers, L.P.	1,507,678
8	Morgan Stanley Investment Management Inc. (US)	1,306,317
9	Cohen & Steers Capital Management Inc.	1,299,976
10	Principal Global Investors (Equity)	1,098,592
	Other Institutional Buyers	26,099,517
	Subtotal Institutional Buyers	43,628,674

Top 10 Insider Holders

Rank	Insider	Relationship	Direct Holdings
1	Marc Holliday	Chief Executive Officer	443,000
2	Peck Nancy A	Executive Vice President	182,720
3	Green Stephen L	Chairman of the Board	142,965
4	Mathias Amdrew W	Chief Investment Officer	125,750
5	Nettina David J	Other Officer	57,830
6	Hughes Gregory F	Chief Financial Officer	38,012
7	Nocera Gerard T	Chief Operating Officer	28,126
8	Levine Andrew S	Officer	19,000
9	Burton Edwin Thomas III	Director	13,788
10	Feldman Benjamin P	Director	8,600
	Other Institutional Buyers	—	3,616
	Subtotal Insider Buyers	—	1,063,407

Individual Holders

Individual	Current Position
Subtotal Individual Holders	3,203,919

Total SLG Shares	47,896,000

Type of Institutional Shareholders

[CHART]

Source: Thomson One and Factset. Highlighted institutional investors represent crossover with top 10 institutional shareholders in RRR, per Thomson One

Board of Directors

SL Green

Name	Position	Biography
Stephen L Green	Chairman of the Board

Stephen L. Green has served as the Chairman of the Board of Directors, and Chief Executive Officer of the company since 1997.  Mr. Green founded S.L. Green Real Estate in 1980. Mr. Green is a Governor of the Real Estate Board of New York and an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York.  Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School

Marc Holliday	CEO and President

Mr. Holliday joined the Company in 1998 as Chief Investment Officer. In 2001 he was promoted to President, and since 1994 has also been CEO.  Holliday is a former Managing Director and Head of Direct Originations for Capital Trust (NYSE: CT) and he  received a Bachelor of Science degree in Business and Finance from Lehigh University in 1988, as well as a Master of Science Degree in Real Estate Development from Columbia University in 1990

John H. Alschuler, Jr	Director

Mr. Alschuler has served as a director since 1997 and serves as a member of the Audit, Executive and Nominating and Corporate Governance Committees.  He is also Chairman of the Compensation Committee for SL Green’s Board of Directors.  Alschuler is also the President of the consulting firm Hamilton, Rabinowitz & Alschuler Inc.

John S. Levy	Director

Mr. Levy has served as a director since 1997 and serves as a member of the Audit and Compensation Committees and as Chairman of the Nominating and Corporate Governance Committee.  He was associated with Lehman Brothers Inc. from 1983 until 1995.  There he served as Managing Director and Chief Administrative Officer of the Financial Services Division, Senior Executive Vice President and Co-Director of the International Division, and Managing Partner of the Equity Securities Division

Edwin Thomas Burton III	Director

Mr. Burton has served as a director since 1997 and serves as Chairman of the Audit Committee.  He is a member of the Compensation and Nominating and Corporate Governance Committees.  Mr. Burton is a member of, and from 1997 until March 2001 served as Chairman of the Board of Trustees of, the Investment Advisory Committee of the Virginia Retirement System for state and local employees of the Commonwealth of Virginia. From 1998 to 2004 he served as a director of Virginia National Bank and also as Senior Vice President, Managing Director and member of the Board of Directors for Interstate Johnson Lane, Inc. as well as President of Rothschild Financial Services, Inc.  Mr. Burton has also held various teaching positions at York College, Rice University and Cornell University

VI.           Management Participation Overview

Summary of Process

Expressions of Interest	Confi Signed / Received Information Package	Submitted Proposal

Bidder A	Bidder A	SL Green

Bidder B	Bidder B	• Initial bid of $42.50

Bidder C	Bidder C	• Subsequent bid of $43.50

Bidder I	SL Green	• 27% Stock / 73% cash

Bidder G	Bidder K	Bidder K

Bidder L	Bidder D	• $42.50 per share

Bidder E	Bidder I(1)	• 50% Stock / 50% cash(2)

SL Green		Bidder K (NYC & One Court)

Bidder F		• $2.4 billion New York City

Bidder K		• $210mm - $220mm One Court

Bidder D

(1) Received confidential information on Stanford, CT properties only

(2) Initial bid of $42.50 at 25% Cash / 75% Stock was subsequently altered to $42.50 at 50% Cash / 50% Stock

Management Participation Overview

•      During the course of the due diligence period potential bidders expressed their concern at fully valuing certain pieces of the RRR portfolio

•      In response, Goldman and the Company offered bidders potential acquisition options by Management for those certain assets

•      Management has expressed an interest in acquiring or joint venturing on the following assets:

•      Long Island:

•      Operating properties

•      Development assets

•      Long Island mezzanine notes

•      Eastridge (Westchester, NY) operating properties

•      New Jersey:

•      Operating properties

•      Development assets

•      LPT Land (25% Share)

•      Other Assets

•      Capelli Related Notes

•      RSVP Joint Venture

•      LPT Management Company

•      Goldman Sachs subsequently approached those parties who had participated in the process to determine if they were willing to team up with Bidder K to purchase the RRR assets excluding New York City and One Court

•      Such conversations did not yield sufficient interest or valuation levels that would create proceeds equal to or greater than $43.50 per share, when combined with the Bidder K bid for New York City and One Court

Management’s Valuation

RRR Net Asset Value versus Management’s Indications of Value

					Variance
			Purchase		Between
	NAV	Adjusted NAV	Value Including	2007E Implied	Adjusted NAV	Deal
	Value(1)	Value(1)	Transfer Tax(2)	Cap Rate(3)	& Purchase Value	Structure
Long Island
Long Island Operating Properties	$804,323,034	$804,323,034	$873,480,000	6.0%	$69,156,966
Long Island Land(4)	30,435,788	23,264,960	24,598,000	—	1,333,040
Outstanding LI notes	42,587,000	42,587,000	42,600,000	—	13,000
Total Long Island	$877,345,821	$870,174,993	$940,678,000		$70,503,007	Mngmt. Purchase

Eastridge
Eastridge Properties(5)	$346,685,339	$247,000,000	$266,060,000	5.8%	$19,060,000
Total Eastridge	$346,685,339	$247,000,000	$266,060,000		$19,060,000	Mngmt. Purchase

New Jersey
New Jersey Operating Properties(6)	$619,565,414	$591,000,000	$581,970,000	6.0%	$(9,030,000)
New Jersey Land(7)	92,157,403	70,009,034	78,789,039	—	8,780,005
Total New Jersey	$711,722,817	$661,009,034	$660,759,039		$(249,995)	Joint Venture

Other Assets
Cappelli Related Notes	$1,200,000	$1,200,000	$1,200,000	—	$0
RSVP Joint Venture	55,197,000	55,197,000	65,000,000	—	9,803,000
Total Other Assets	$56,397,000	$56,397,000	$66,200,000		$9,803,000	Mngmt. Purchase

Australia Related Entities
Management Company	$11,006,352	$11,006,352	$22,000,000	—	$10,993,648
Operating Properties (25% Interest)	153,391,953	153,391,953	153,175,000	7.1%	(216,953)
Total Australia	$164,398,305	$164,398,305	$175,175,000		$10,776,695	Mngmt. Purchase(8)

TOTAL	$2,156,549,283	$1,998,979,332	$2,108,872,039	6.1%	$109,892,706

Footnotes

(1)   NAV Value per RRR Management; Adjusted NAV Value per RRR Management

(2)   Purchase Value per Management and includes 40 bps of transfer tax payment of operating real estate and land assets

(3)   Implied Cap Rate based upon 2007E NOI, per Management

(4)   Per Management, delta between NAV and Adjusted NAV in Long Island Land due to original NAV valuation of land at a premium while the Adjusted NAV values such land at book

(5)   Per Management, NAV value for Eastridge is based upon a capped stabilized NOI number (2008, per Management) after repositioning efforts and do not reflect repositioning costs and the discounting back from the estimated period of completion.  Per Management, Adjusted NAV represents the original purchase price ($257mm) less 3 Gannett ($35mm) and the addition of 711 Westchester ($25mm)

(6)   Per Management, NAV value for New Jersey operating properties is based upon a capped stabilized number after repositioning efforts at 1 Giralda and does not reflect repositioning costs and the discounting back from the estimated period of completion.  Adjusted NAV reflects purchase price plus an estimated $21mm of repositioning costs (i.e., base building capex, tenant improvements & leasing commissions)

(7)   Per Management, delta between NAV and Adjusted NAV in New Jersey Land due to original NAV valuation of land at a premium while the Adjusted NAV values such land at book

(8)   SL Green expected to finance management purchase of Australian assets

Appendix A: Current Proposals

Summary of Initial Written Proposals

SL Green

Purchase Price	• $43.50 per share

Consideration	• $31.68 in cash and 0.10387 of a share of SL Green common stock for each RRR common share or RRR OP unit ($31.68 + (0.10387*$113.80)) • No collar

OP Units	• Common units converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time • Preferred units to remain outstanding

Restricted Stock	• Restrictions on vesting terminated and awards converted into the right to receive the merger consideration

RSUs / PIUs	• Converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time

Options	• Each outstanding RRR option would be given the right to receive an amount, in cash, equal to any excess of $42.50 over the exercise price of such an option

Dividend	• Regular quarterly dividend; no stub period dividend

Federal Income Tax Treatment	• Taxable

Source: Purchase price and exchange ratio indicated verbally by Clifford Chance as of 7/230/06. Subject to revision

SL Green

Financing	• Merrill Lynch has completed internal approvals to provide debt financing. However this is not a condition to the transaction • Also anticipate repaying certain indebtedness of RRR

Termination Fee	• 3.5% plus expenses of $7 million plus documented financing fees and expenses

Approval	• Offer approved by board • Final transaction to be approved by board

Other

•      Transaction will be subject to customary closing conditions

•      Do not anticipate that transaction will be subject to SL Green shareholders’ approval

•      Merger Agreement gives SLG the right to force unlimited number of asset sales by RRR or OP prior to the closing (as drafted, irrespective of whether the closing occurs)

Source: Purchase price and exchange ratio indicated verbally by Clifford Chance as of 7/30/06. Subject to revision